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                                                                  EXHIBIT (b)(1)
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                                                                  EXHIBIT (b)(1)

                                CREDIT AGREEMENT
                           DATED AS OF JUNE 21, 1999
                                    BETWEEN
                MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC.
                                      AND
                              THE BANK OF NEW YORK
                            ------------------------
                                  $25,000,000
                            ------------------------
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                                 CONFORMED COPY

    CREDIT AGREEMENT, dated as of June 21, 1999, between MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC., a Maryland corporation (the "BORROWER"), and THE BANK OF NEW YORK (the "BANK").

1.  DEFINITIONS

    1.1.  DEFINED TERMS.

    As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

    "ACCOUNTANTS": Deloitte & Touche LLP, or any successor thereto, or such other firm of independent public accountants of recognized international standing selected by the Borrower.

    "ADVANCE":  Eurodollar Advance or a Federal Funds Advance.

    "AFFECTED ADVANCE":  as defined in paragraph 2.10(c).

    "AFFILIATE": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

    "AGREEMENT": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

    "APPLICABLE MARGIN": as to each Loan (whether consisting of a Federal Funds Advance or a Eurodollar Advance), 0.50%.

    "AUTHORIZED SIGNATORY": in respect of the Borrower (i) the president, the executive vice president, the senior vice president, any vice president, the chief financial officer, the treasurer or any other duly authorized officer of such Person, and (ii) any employee of the Investment Adviser or the Administrator designated by the directors of the Borrower as an Authorized Signatory and set forth on a Certificate Regarding Authorized Signatories substantially in the form attached hereto as Exhibit F, as the same may be amended from time to time by written notice from the Borrower to the Bank, provided, however, that until receipt by the Bank of such written notice, the Bank shall be entitled to rely on the identity and authority of each person listed on such Certificate Regarding Authorized Signatories.

    "BORROWING BASE": at any date of determination, without duplication, an amount equal to the sum of (i) Net Asset Value and (ii) the Indebtedness of the Borrower under this Agreement LESS an amount equal to 100% of Non-Performing Assets.

    "BORROWING BASE CERTIFICATE": a certificate of the Borrower in substantially the form of Exhibit C, duly executed by the chief financial officer, a vice president or such other officer of the Borrower as shall be reasonably acceptable to the Bank.

    "BORROWING DATE": any date specified in a Borrowing Request delivered pursuant to paragraph 2.3 as a date on which the Borrower requests the Bank to make Loans.

    "BORROWING REQUEST":  as defined in paragraph 2.3.

    "BUSINESS DAY": means any day other than a Saturday, a Sunday or a day on which (i) commercial banks located in New York City or (ii) The New York Stock Exchange are authorized or required by law or other governmental action to close, provided that when used in connection with a Eurodollar Advance, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
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    "CHANGE IN LAW":  (i) the adoption of any law, rule or regulation after the
Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any Governmental Body (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Body charged with the administration thereof.

    "CODE": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

    "COMMITMENT": an aggregate principal amount not to exceed at any one time outstanding $25,000,000, as the same may be reduced from time to time pursuant to paragraph 2.4.

    "COMMITMENT FEE":  as defined in paragraph 3.1.

    "COMMITMENT PERIOD": the period from the Effective Date to, but excluding, the Termination Date.

    "COMMONLY CONTROLLED ENTITY": a Person, whether or not incorporated, which is, as of the date of determination, under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

    "CONTINGENT OBLIGATION": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (i) the indorsement of instruments for deposit or collection in the ordinary course of the Borrower's activities or (ii) commitments of the Borrower to purchase Corporate Loans or other investments or commitments of the Borrower to extend credit under revolving credit or other credit facilities, in either case incurred by the Borrower in the ordinary course of the Borrower's activities. The term Contingent Obligation shall also include the liability of a general partner in respect of the liabilities of a partnership in which it is a general partner. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

    "CONVERSION DATE" means the date on which: (i) a Eurodollar Advance is converted to a Federal Funds Advance, (ii) a Federal Funds Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

    "CORPORATE LOAN":  as defined in the Prospectus.

    "CUSTODIAN":  The Bank of New York.

    "CUSTODY AGREEMENT": the Custody Agreement dated as of March 19, 1999 between the Borrower and the Custodian.

    "DEFAULT": any of the events specified in paragraph 9.1, whether any requirement for the giving of notice, the lapse of time, or any other condition, has been satisfied.

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    "DOLLARS" and "$":  lawful currency of the United States of America.

    "EFFECTIVE DATE": the date on which each of the conditions set forth in paragraph 5 has been fulfilled.

    "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

    "EURODOLLAR ADVANCES": collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

    "EURODOLLAR RATE" means, with respect to each Eurodollar Advance, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Bank, obtained by dividing:

        (a) the rate of interest per annum quoted by the Bank to leading banks in the London interbank eurodollar market as the rate at which the Bank is offering Dollar deposits in an amount approximately equal to such Eurodollar Advance and having a period to maturity approximately equal to the Interest Period applicable to such Eurodollar Advance at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, by

        (b) a number equal to 1.00 MINUS the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System, and any other banking authority to which the Bank and other major money center banks chartered under the laws of the United States or any State thereof are subject, in respect of eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D of the Board of Governors of the Federal Reserve System) without benefit of credit for proration, exceptions or offsets that may be available from time to time to the Bank.

    "EVENT OF DEFAULT":  as defined in paragraph 9.1.

    "FEDERAL FUNDS ADVANCE": collectively, the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Federal Funds Rate.

    "FEDERAL FUNDS RATE": for any day, the rate per annum (rounded, if necessary, to the next greater 1/16 of 1%) equal to the rate at which the Bank is offered overnight Federal funds by a Federal funds broker selected by the Bank at or about 2:00 p.m., New York City time, on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate at which the Bank is offered overnight Federal funds by such Federal funds broker at or about 2:00 p.m., New York City time, on the next preceding Business Day.

    "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

    "GOVERNMENTAL BODY": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

    "HIGHEST LAWFUL RATE": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received on the Note or which may be owing to the Bank pursuant to this Agreement under the laws applicable to the Bank and this transaction.

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    "INDEBTEDNESS":  as to any Person, at a particular time, (a) indebtedness for borrowed money, indebtedness evidenced by notes, bonds, debentures or similar instruments (including, without limitation, the Note), (b) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (c) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (d) obligations under interest rate or foreign currency hedging arrangements, and (e) all Contingent Obligations of such Person in respect of any of the foregoing.

    "INDEMNIFIED LIABILITIES":  as defined in paragraph 10.5.

    "INTEREST PAYMENT DATE": (i) in the case of each Federal Funds Advance, the last day of each month, and (ii) in the case of each Eurodollar Advance, on the last day of the Interest Period applicable thereto.

    "INTEREST PERIOD" means, subject to paragraph 2.8, as to each Eurodollar Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one or two months thereafter, as selected by the Borrower in its Borrowing Request or Notice of Conversion.

    "INVESTMENT ADVISER": Merrill Lynch Asset Management, L.P., a Delaware limited partnership, or any Affiliate of Merrill Lynch & Co., Inc. which succeeds Merrill Lynch Asset Management, L.P., as investment adviser.

    "LIEN": any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

    "LOAN" and "LOANS":  as defined in paragraph 2.1.

    "LOAN DOCUMENTS":  collectively, this Agreement and the Note.

    "MARGIN STOCK": any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

    "MATERIAL ADVERSE CHANGE": a material adverse change in the activities, Property, operations, or condition (financial or otherwise) of the Borrower.

    "MATERIAL ADVERSE EFFECT": a material adverse effect on the activities, Property, operations, or condition (financial or otherwise) of the Borrower.

    "MATURITY DATE": as to (i) any Loan, the earlier of (x) 90 days from the Borrowing Date in respect thereof, and (y) one Business Day prior to the date on which the Borrower's next Tender Offer expires, or (ii) as to all Loans, such earlier date that the Note shall become due and payable, whether by acceleration or otherwise.

    "MINIMUM AMOUNT": means in respect of a Federal Funds Advance or a Eurodollar Advance, $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

    "MULTIEMPLOYER PLAN":  a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                                       4
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    "NET ASSET VALUE":  as of any date of determination, the value of securities held by the Borrower plus any cash or other assets (including interest and dividends accumulated but not yet received) minus all liabilities (including accrued expenses) and the aggregate liquidation value of the outstanding shares of preferred stock, if any, determined in accordance with GAAP. Nothing herein shall be deemed to permit the issuance by the Borrower of preferred stock.

    "1940 ACT": the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

    "NON-PERFORMING ASSETS": at any time of determination, without duplication, the value included by the Borrower in its Net Asset Value of (i) all capital stock and (ii) all loans and other extensions of credit made, directly or indirectly, to any Person in which the Borrower has an interest, including, without limitation, a participation interest, if either (x) such Person has defaulted in the making of any payment of principal or interest in respect of such loan or other extension of credit when due or (y) the Borrower does not receive any payment of principal or interest in respect of such loan or other extension of credit when due for any reason, including, without limitation, any default by the Person from which the Borrower acquired a participation.

    "NOTICE OF CONVERSION":  as defined in paragraph 2.7(a).

    "NOTE":  as defined in paragraph 2.2.

    "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

    "PERMITTED LIENS":  Liens permitted to exist pursuant to paragraph 8.2.

    "PERSON": an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

    "PLAN": any pension plan which is covered by Title IV of ERISA and which is maintained by or to which contributions are made by the Borrower or a Commonly Controlled Entity or in respect of which the Borrower or a Commonly Controlled Entity has or may have any liability.

    "PROPERTY": all types of real, personal, tangible, intangible or mixed property.

    "PROSPECTUS": the Borrower's Prospectus, dated March 22, 1999, as the same may from time to time be amended or supplemented.

    "REGULATED INVESTMENT COMPANY":  as defined in Section 851 of the Code.

    "SINGLE EMPLOYER PLAN":  any Plan which is not a Multiemployer Plan.

    "SPECIAL COUNSEL":  Emmet, Marvin & Martin, LLP.

    "STOCK": any and all shares, interests, participations, warrants or other equivalents (however designated) of capital stock.

    "SUBSIDIARY": as to any Person, any corporation, association, partnership, joint venture or other business entity of which such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls at least 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in at least 50% of the profits and losses, however determined.

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    "TAXES":  any present or future income, stamp, excise or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

    "TENDER OFFER": an offer made by the Borrower to purchase its shares at a price per share equal to the Net Asset Value per share as of the close of business on the day such Tender Offer terminates as described in the Prospectus.

    "TERMINATION DATE": the earlier of the date which is 364 days after the Effective Date (provided that if such date is not a Business Day, the immediately preceding Business Day), and the date the Commitment is terminated pursuant to paragraph 2.4 or 9.1.

    "TRANSACTION RECORD":  as defined in paragraph 2.14.

    1.2.  OTHER DEFINITIONAL PROVISIONS.

        (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

        (b) As used herein, in the other Loan Documents and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower not defined in paragraph 1.1, and accounting terms partly defined in paragraph 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph and exhibit references contained herein shall refer to paragraphs hereof or exhibits hereto unless otherwise expressly provided herein.

        (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive; and the singular includes the plural and the plural includes the singular, unless the context requires otherwise.

2.  AMOUNT AND TERMS OF LOANS

    2.1.  LOANS.

    Subject to the terms and conditions of this Agreement, the Bank agrees to make Loans (each a "LOAN" and collectively, the "LOANS") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Commitment. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Commitment, all in accordance with the terms and conditions hereof. Each Loan shall be due and payable on the Maturity Date in respect of such Loan.

    2.2.  NOTE.

    The Loans made by the Bank shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with appropriate insertions therein as to date (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "NOTE"), payable to the order of the Bank and representing the obligation of the Borrower to pay the lesser of (i) the Commitment and (ii) the aggregate unpaid principal balance of all Loans, in each case with interest thereon as prescribed in paragraph 2.6. The Bank shall record (a) the date and amount of each Loan made by it, (b) the Maturity Date of such Loan, (c) its character as a Federal Funds Advance or a Eurodollar Advance, (d) the initial Interest Period for each Eurodollar Advance and (e) the amount of each payment or prepayment of such Loan on the Transaction Record and, prior to any transfer of the Note, on the schedule (and any continuations thereof) annexed to and constituting a part of the Note. Any failure so to record and any

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error in so recording shall not affect the obligation of the Borrower to repay the Loans, with interest thereon, as herein provided. Notwithstanding the preceding sentence, in the event that the Bank transfers all or a portion of the Note, any failure by the Bank to record the information required to be recorded on the schedule annexed to the Note, or any error in so recording, shall not obligate the Borrower to pay to such transferee more than the actual amount due under the Note (or such transferee's portion thereof), with interest thereon, as herein provided. The Note shall (i) be dated the Effective Date, (ii) be stated to mature on the Termination Date and (iii) bear interest for the period from and including the date thereof on the unpaid principal balance thereof from time to time outstanding at the applicable interest rate or rates per annum determined as provided in paragraph 2.6. Interest on the Note shall be payable as specified in paragraph 2.6.

    2.3.  BORROWING PROCEDURE.

    The Borrower may borrow a Loan on any Business Day from and after the Effective Date to and including the day immediately preceding the Termination Date, by giving or causing to be given to the Bank an irrevocable telephonic (to be promptly confirmed in writing by telecopy by the close of business on such day) or telecopy or other written notice of borrowing (each a "BORROWING REQUEST") substantially in the form of Exhibit B no later than 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date in the case of Eurodollar Advances and no later than 12 noon, New York City time, on the requested Borrowing Date in the case of Federal Funds Advances, specifying
(i) the aggregate amount to be borrowed under the Commitment, (ii) the requested Borrowing Date, (iii) whether such borrowing is to consist of one or more Eurodollar Advances, Federal Funds Advances, or a combination thereof, and (iv) if the Loan is to consist of one or more Eurodollar Advances, the amount and length of the Interest Period for each Eurodollar Advance. Each Advance shall be in a principal amount equal to the Minimum Amount, or, with respect to Federal Funds Advances, if less, the unused amount of the Commitment. Upon receipt of each Borrowing Request, the Bank will, subject to the satisfaction of the terms and conditions of this Agreement as reasonably determined by the Bank, make available to the Borrower, on the Borrowing Date, the amount of each borrowing requested by or on behalf of the Borrower, at the office of the Bank specified in or pursuant to paragraph 10.2 by crediting the account of the Borrower on the books of such office with such amount in immediately available funds.

    2.4.  REDUCTION OF COMMITMENT.

        (a) The Borrower shall have the right, upon at least five Business Days' prior written notice to the Bank, to reduce permanently the Commitment in whole at any time, or in part from time to time, to an amount not less than the aggregate principal balance of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof in accordance with paragraph 2.5), without premium or penalty, provided that each partial reduction of the Commitment shall be in an amount equal to $1,000,000 or such amount plus a whole multiple of $1,000,000.

        (b) Simultaneously with each reduction of the Commitment under this paragraph 2.4, the Borrower shall pay the Commitment Fee accrued on the amount by which the Commitment has been reduced.

    2.5.  PREPAYMENTS OF THE LOANS.

        (a) VOLUNTARY PREPAYMENTS. The Borrower may, at its option, prepay the Loans in whole or in part, without premium or penalty, by notifying or causing such notice to be given to the Bank no later than 12 noon, New York City time, on the proposed prepayment date in the case of Loans consisting of Federal Funds Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Loans consisting of Eurodollar Advances, specifying the amount to be prepaid, the date of prepayment and whether the Loans to be prepaid consist of Federal Funds Advances, Eurodollar Advances, or a combination thereof. If any such notice of the Borrower is given pursuant to this paragraph 2.5, such notice shall be irrevocable and payment of the amount specified in such notice shall be due and payable on the date specified together with, in the case of Eurodollar Advances,

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    accrued interest to the date of such payment on the amount prepaid. Partial prepayments shall be in a principal amount equal to the Minimum Amount or, if less, the outstanding principal balance of the Loans.

        (b) MANDATORY PREPAYMENTS RELATING TO TENDER OFFERS. The Borrower shall prepay the outstanding principal balance of the Loans, together with accrued interest to the date of such prepayment on the amount prepaid, no later than one Business Day prior to the expiration of the Borrower's next Tender Offer.

        (c) MANDATORY BORROWING BASE PREPAYMENT OF THE LOANS. If, on any day prior to the Termination Date, the Borrowing Base shall not exceed an amount equal to 300% of the outstanding principal balance of the Loans and accrued and unpaid interest thereon, the Borrower shall, within three Business Days of such day, prepay the Loans by an amount equal to the difference between the Borrowing Base and the amount equal to 300% of the outstanding principal balance of the Loans and accrued and unpaid interest thereon.

    2.6.  INTEREST RATE AND PAYMENT DATES.

        (a) PRIOR TO MATURITY. Prior to maturity, the outstanding principal balance of each (i) Federal Funds Advance shall bear interest on the unpaid principal balance thereof at the Federal Funds Rate plus the Applicable Margin and (ii) Eurodollar Advance shall bear interest on the unpaid principal balance thereof at the Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

        (b) LATE CHARGES. If all or any portion of the principal balance of or, to the extent permitted by applicable law, interest payable on any of the Loans or any other amount payable under the Loan Documents shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue balance or amount shall bear interest at a rate per annum equal to the Federal Funds Rate plus 5% from the date of such nonpayment to but not including the date such balance is paid in full (whether before or after the entry of any judgment thereon).

        (c) GENERAL. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Interest shall be payable in arrears on each Interest Payment Date and upon payment (including, in the case of Eurodollar Advances, prepayment) of the Loans. Any change in the interest rate on a Loan resulting from a change in the Federal Funds Rate shall become effective as of the opening of business on the day on which such change in the Federal Funds Rate shall become effective. At no time shall the interest rate payable on the Loans, together with the Commitment Fee and all other fees and other amounts payable hereunder, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If interest payable to the Bank on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans.

    2.7.  CONVERSIONS.

        (a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to Federal Fund Advances by giving the Bank at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to
    (i) convert Federal Fund Advances to Eurodollar Advances and (ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Bank at least three Business Days' prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the

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    amount to be so converted or continued and the initial Interest Period relating thereto, provided that any such conversion of Federal Fund Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances that are to be continued as such new Eurodollar Advances. Each such notice (a "NOTICE OF CONVERSION") shall be substantially in the form of Exhibit E, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five Business Days, by the delivery to the Bank of a Notice of Conversion manually signed by the Borrower). Advances may be converted or continued pursuant to this paragraph in whole or in part, provided that the amount to be converted to, or continued as, a Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with paragraph 2.3 and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount.

        (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing Federal Fund Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all Federal Fund Advances shall be automatically continued as Federal Fund Advances and each Eurodollar Advance shall be automatically converted to Federal Fund Advances on the last day of the Interest Period applicable to such Eurodollar Advance.

        (c) Each conversion or continuation shall be effected by the Bank by applying the proceeds of its new Federal Fund Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of paragraphs 4 or 6).

    2.8.  CONCERNING INTEREST PERIODS.

        (a) No Interest Period in respect of a Eurodollar Advance under a Loan shall end after the Maturity Date of such Loan.

        (b) With respect to Eurodollar Advances, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

        (c) If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of an Interest Period, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

        (d) If the Borrower shall have failed timely to elect a Eurodollar Advance under paragraph 2.3 or 2.7, as the case may be, in connection with any borrowing of, conversion to, or continuation of, a Eurodollar Advance, such borrowing or such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be a Federal Fund Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to paragraph 2.7.

        (e) The Borrower shall not be permitted to have more than five Eurodollar Advances outstanding at any one time.

    2.9.  FUNDING LOSS.

    Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date that is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify the Bank against, and to pay within 10 days of demand therefor directly to the Bank the amount (calculated by the Bank using any reasonable method chosen by the Bank that is customarily used by the Bank for such purpose) equal to any loss or out-of-pocket expense suffered by the Bank as a result of such failure to borrow, convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by the Bank in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts that correspond to such Eurodollar Advance and any reasonable internal processing charge customarily charged by the Bank in connection therewith.

    2.10  INCREASED COSTS; ILLEGALITY, ETC.

        (a) INCREASED COSTS. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank in respect of its Eurodollar Advances that is not otherwise included in the determination of a Eurodollar Rate and the result thereof is to increase the cost to the Bank of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay the Bank such additional amount as is sufficient to compensate the Bank for such additional cost or reduction in such amount receivable that the Bank deems to be material as determined by the Bank.

        (b) ILLEGALITY. Notwithstanding any other provision hereof, if the Bank shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain any Eurodollar Advance as contemplated by this Agreement, the Bank shall promptly notify the Borrower and (i) the commitment of the Bank to make such Eurodollar Advances or convert Federal Funds Advances to Eurodollar Advances shall forthwith be suspended, (ii) the Bank shall fund its portion of each requested Eurodollar Advance as a Federal Funds Advance and (iii) the Bank's Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to Federal Funds Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. If the commitment of the Bank with respect to Eurodollar Advances is suspended pursuant to this paragraph and the Bank shall have obtained actual knowledge that it is once again legal for the Bank to make or maintain Eurodollar Advances, the Bank shall promptly notify the Borrower thereof and, upon receipt of such notice by the Borrower, the Bank's commitment to make or maintain Eurodollar Advances shall be reinstated.

        (c) SUBSTITUTED INTEREST RATE. In the event that (i) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to paragraph 2.6 or
    (ii) the Bank shall have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an "AFFECTED ADVANCE"), the Bank shall promptly notify the Borrower (by telephone or otherwise), of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Bank shall give such notice, (A) any Affected Advances shall be made as Federal Funds Advances,
    (B) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to Federal

    Funds Advances and (C) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Federal Funds Advances. Until any notice under clauses (i) or (ii), as the case may be, of this paragraph has been withdrawn by the Bank (by notice to the Borrower promptly upon either (x) the Bank having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to paragraph 2.6 or (y) the Bank having determined that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Bank, nor shall the Borrower have the right to convert all or any portion of the Loans to or as Eurodollar Advances.

        (d) PAYMENT; CERTIFICATES. Each payment pursuant to subparagraphs (a) or (b) above shall be made within 10 days after demand therefor, which demand shall be accompanied by a certificate of the Bank demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by the Bank to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

    2.11.  USE OF PROCEEDS.

    The proceeds of the Loans shall be used to finance Tender Offers, and the payment of the fees and expenses of Special Counsel, provided, that (i) no portion of the proceeds of any Loan shall be used to repay any other Loan and
(ii) the use of the proceeds of the Loans shall conform with the provisions of paragraph 4.12.

    2.12.  CAPITAL ADEQUACY.

    If the Bank determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of this Agreement or the Loans to a level below that which the Bank (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), the Borrower shall pay to the Bank, within 10 days of demand therefor, such additional amount or amounts as will compensate the Bank (or such holding company) for such reduction. The Bank shall calculate the amounts payable to it under this paragraph 2.12 in a manner consistent with the manner in which it shall calculate similar amounts payable to it by other borrowers having provisions in their credit agreements comparable to this paragraph 2.12. Any demand under this paragraph 2.12 shall be accompanied by a written statement submitted by the Bank to the Borrower as to the amount that will compensate the Bank for such reduction which certificate shall be conclusive absent manifest error.

    2.13.  TAXES; NET PAYMENTS.

    Any and all payments by the Borrower hereunder, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free and clear of and without deduction for any and all Taxes with respect thereto, excluding any Taxes imposed on the income of the Bank or any successor or assign thereof, and franchise taxes imposed on any of them, by the jurisdiction under the laws of which the Bank or any such successor or assign or any of their respective lending offices is organized or located or any political subdivision thereof; provided, however, that (i) except as otherwise provided in paragraph 10.6, the obligation of the Borrower under this paragraph 2.13 shall not extend to any Person that purchases a participation interest in any Loan and (ii) under no circumstances shall the obligation of the Borrower under this paragraph 2.13 to any successor or assignee exceed the amounts for which it would be liable but for such succession or assignment. If the Borrower shall be required by law to deduct any Taxes from or in respect of any such sum payable hereunder to the Bank, (i) the sum payable to the Bank hereunder shall be increased as may be necessary so that after making all required deductions the Bank receives an amount equal to the sum it would have received had no such deductions been made,
(ii) subject to clause (i) above,
the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Bank will, at the expense of the Borrower, cooperate with the Borrower, to the extent reasonable, in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Bank shall have no obligation to engage in litigation with respect thereto.

    2.14.  TRANSACTION RECORD.

    The Bank shall establish a transaction record (the "TRANSACTION RECORD") with respect to this Agreement. The Transaction Record shall set forth the Bank's Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement. The Transaction Record shall be presumptively correct absent manifest error as to the amount of the Bank's Loans and as to the amount of principal and interest paid by the Borrower in respect of such Loans and as to the other information relating to the Loans and amounts paid and payable by the Borrower hereunder and under the Note set forth in such Transaction Record.

3.  FEES; PAYMENTS

    3.1.  COMMITMENT FEE.

    The Borrower agrees to pay to the Bank a fee (the "COMMITMENT FEE") for the period from and including the Effective Date to but excluding the date of the expiration or other termination of the Commitment, equal to 0.08% per annum of the unused portion of the Commitment, payable quarterly in arrears on the last day of each June, September, December and March of each year and on the date of the expiration or other termination of the Commitment, such payments commencing on September 30, 1999. The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

    3.2.  PAYMENTS.

    All payments (including prepayments) made by the Borrower on account of principal of or interest on the Loans or fees or expenses shall be made without set-off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the date such payment is due, to the Bank at its office specified in or pursuant to paragraph 10.2, in each case in lawful money of the United States of America and in immediately available funds. The failure of the Borrower to make any such payment by 12:00 noon, New York City time, on such due date shall not constitute a Default or Event of Default hereunder, provided that such payment is made on such due date. The Bank agrees to use its best efforts to notify the Borrower promptly if it shall not receive any such payment by 12:00 noon, New York City time, on the due date thereof, provided that the failure of the Bank to give such prompt notice shall in no way affect the Borrower's obligation to make any payment hereunder on the date such payment is due. If any payment hereunder or on the Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate or rates during such extension.

4.  REPRESENTATIONS AND WARRANTIES

    In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrower hereby makes the following representations and warranties to the Bank:

    4.1.  SUBSIDIARIES.

    The Borrower has no Subsidiaries.

    4.2.  CORPORATE EXISTENCE AND POWER.

    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite corporate power and authority to own its Property and to carry on its activities as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized could reasonably be expected to have a Material Adverse Effect.

    4.3.  CORPORATE AUTHORITY.

    The Borrower has full corporate power and authority to enter into, execute, deliver and carry out the terms of this Agreement, to make the borrowings contemplated hereby, to execute, deliver and carry out the terms of the Note and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of the Borrower's Articles of Incorporation and By-Laws.

    4.4.  GOVERNMENTAL BODY APPROVALS.

    No consent, authorization or approval of, filing with, notice to, or exemption by, the Borrower's shareholders, any Governmental Body or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents with respect to or against the Borrower. No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Body will prevent the execution and delivery by the Borrower of, or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of, the Loan Documents.

    4.5.  BINDING AGREEMENT.

    This Agreement constitutes, and the Note, when issued and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally (regardless of whether considered in a proceeding at law or in equity).

    4.6.  LITIGATION.

    There are no actions, suits, arbitration proceedings or claims pending or, to the knowledge of the Borrower, threatened against the Borrower or maintained by the Borrower, at law or in equity, before any Governmental Body which, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which call into question the validity or enforceability of any of the Loan Documents.

    4.7.  NO CONFLICTING AGREEMENTS.

    The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its Property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect.

    4.8.  TAXES.

    The Borrower qualifies as a Regulated Investment Company and, as such, because it intends to timely distribute all of its income (including capital gains) to its shareholders, its income will not be subject to tax at the corporate level under the Code. The Borrower has filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it which if not so filed or paid could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed against the Borrower. The charges, accruals and reserves on the books of the Borrower with respect to all Taxes are, in the judgment of the Borrower, adequate, and the Borrower knows of no unpaid assessment which is due and payable against it or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

    4.9.  COMPLIANCE WITH APPLICABLE LAWS.

    The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body which default could reasonably be expected to have a Material Adverse Effect. The Borrower is complying in all material respects with all applicable statutes and regulations, including the 1940 Act, of all Governmental Bodies, a violation of which could reasonably be expected to have a Material Adverse Effect.

    4.10.  GOVERNMENTAL REGULATIONS.

    The Borrower is registered under the 1940 Act as a continuously offered, non-diversified, closed-end management investment company. The Borrower is a Regulated Investment Company within the meaning of the Code. Except for the 1940 Act and state securities laws to the extent applicable, the Borrower is not subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents.

    4.11.  PROPERTY.

    The Borrower has good and marketable title to all of its Property, with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

    4.12.  FEDERAL RESERVE REGULATIONS; USE OF LOAN PROCEEDS.

    Except for Stock of the Borrower acquired by the Borrower with the proceeds of a Loan in connection with a Tender Offer, no part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or for a purpose which violates any law, rule or regulation of any Governmental Body, including, without limitation, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended.

    4.13.  NO MISREPRESENTATION.

    No representation or warranty made by the Borrower contained herein, and no certificate or report furnished or to be furnished by the Borrower in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

    4.14.  PLANS.

    Neither the Borrower nor any Commonly Controlled Entity maintains, or has at any time maintained, any Plan or Multiemployer Plan.

    4.15.  NET ASSET VALUE; NO MATERIAL ADVERSE CHANGE.

    The Net Asset Value of the Borrower as of May 31, 1999 was $141,824,937.16. Since its inception, the Borrower has conducted its activities only in the ordinary course and there has been no Material Adverse Change.

    4.16.  MATERIAL AGREEMENTS.

    All material agreements between the Borrower and the Investment Adviser are in full force and effect.

    4.17.  CAPITALIZATION.

    The authorized capital stock of the Borrower consists of 1,000,000,000 shares of capital stock, $0.10 par value per share.

    4.18.  YEAR 2000.

    The Investment Adviser has filed a Form ADV-Y2K with the Securities and Exchange Commission, dated as of June 4, 1999 (the "Y2K FORM"). The information disclosed in the Y2K Form was true and correct as of such date, and as of the date hereof. The Borrower and the Investment Adviser are taking all necessary action to comply with the remaining deadlines and other requirements set forth in the Y2K Form in order to be in compliance therewith. Any failure to comply with the deadlines or other requirements of the Y2K Form is not expected to result in a Default or Event of Default or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower.

5.  CONDITIONS TO EFFECTIVENESS

    This Agreement shall become effective upon the fulfillment of the following conditions precedent:

    5.1.  EVIDENCE OF CORPORATE ACTION.

    The Bank shall have received a certificate, dated the Effective Date, of the secretary or an assistant secretary of the Borrower (i) attaching a true and complete copy of all documents evidencing necessary corporate action (in form and substance satisfactory to the Bank and to Special Counsel) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Articles of Incorporation and By-Laws,
(iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such and (iv) attaching a certificate of good standing issued by the Department of Taxation and Assessments of the State of Maryland, dated as of a recent date.

    5.2.  NOTE.

    The Bank shall have received the Note duly executed by an Authorized Signatory of the Borrower.

    5.3.  THIS AGREEMENT.

    The Bank shall have received counterparts of this Agreement signed by each of the parties hereto.

    5.4.  CERTAIN DOCUMENTS.

    The Bank shall have received a true and complete copy of each of the Borrower's most recent (i) Form N-2 and all amendments and exhibits thereto,
(ii) Prospectus and (iii) investment advisory and administrative agreements.

    5.5.  APPROVALS.

    The Bank shall have received evidence reasonably satisfactory to it that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been duly obtained and are in full force and effect and that all required notices have been given and all required waiting periods have expired.

    5.6.  LITIGATION.

    There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Body in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Body shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated hereby, or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Bank shall have received a certificate of an Authorized Signatory of the Borrower to the foregoing effects.

    5.7.  OPINION OF COUNSEL TO THE BORROWER.

    The Bank shall have received an opinion of Brown & Wood LLP, counsel to the Borrower, addressed to the Bank and dated the Effective Date, substantially in the form of Exhibit D.

    5.8.  CERTIFICATE REGARDING AUTHORIZED SIGNATORIES.

    The Bank shall have received a Certificate Regarding Authorized Signatories substantially in the form of Exhibit F dated the Effective Date, duly executed by a director.

    5.9.  FEES AND EXPENSES OF SPECIAL COUNSEL.

    The Borrower shall have paid the reasonable fees and expenses of Special Counsel.

6.  CONDITIONS OF LENDING--ALL LOANS

    The obligation of the Bank to make any Loan on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such
Loan:

    6.1.  COMPLIANCE.

    On each Borrowing Date and after giving effect to the Loan to be made thereon, (i) there shall exist no Default or Event of Default, (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except as the context otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing as of or prior to the Effective Date and except such matters relating thereto as are indicated in each Borrowing Request (which shall be satisfactory to the Bank in its sole discretion), (iii) the Borrowing Base shall exceed an amount equal to 300% of the outstanding principal balance of the Loans (after giving effect to the Loan to be made on such Borrowing Date) and accrued and unpaid interest thereon, and (iv) there shall have occurred no Material Adverse Change since May 31, 1999. Each borrowing by the Borrower shall constitute a certification by the Borrower as of the date of such borrowing that each of the foregoing matters is true and correct in all respects.

    6.2.  BORROWING REQUEST.

    Subject to the provisions of Paragraph 2.3, with respect to any request for a Loan, the Bank shall have received a Borrowing Request, duly executed by an Authorized Signatory of the Borrower which Borrowing Request shall contain a certification that no portion of the proceeds of such Loan shall be used to repay any other Loan.

    6.3.  BORROWING BASE CERTIFICATE.

    The Bank shall have received a Borrowing Base Certificate demonstrating that after giving effect to the Loans to be made on such date the Borrower is in compliance with Paragraph 7.10, duly executed by an Authorized Signatory of the Borrower.

7.  AFFIRMATIVE COVENANTS

    The Borrower hereby agrees that so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any of the Loan Documents to the Bank, the Borrower shall:

    7.1.  FINANCIAL STATEMENTS.

    Maintain a system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Bank:

        (a) As soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, a copy of its Statement of Assets and Liabilities as at the end of such fiscal year, together with the related Schedule of Investments and Statements of Operations, Changes in Net Assets and Cash Flows as of and through the end of such fiscal year. The Statement of Assets and Liabilities and Schedules of Investments and Statements of Operations, Changes in Net Assets and Cash Flows shall be certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) include the opinion of such Accountants that such financial statements have been prepared in conformity with GAAP, except as otherwise specified in such opinion.

        (b) As soon as available, but in any event not later than 60 days after the end of the first semi-annual accounting period in each fiscal year of the Borrower, a copy of its Statement of Assets and Liabilities and at the end of such semi-annual period, together with the related Schedule of Investments and Statements of Operations, Changes in Net Assets and Cash Flows for such period. The reports to be delivered to the Bank pursuant to this paragraph 7.1(b) shall be accompanied by a certificate of the president, executive vice president or treasurer of the Borrower (or such other Authorized Signatory as shall be acceptable to the Bank) in detail reasonably satisfactory to the Bank (1) stating that there exists no violation of any of the terms or provisions of the Loan Documents or occurrence of any condition or event which would constitute a Default or Event of Default, or, if any such violation, condition or event exists or has occurred, specifying in such certificate all such violations, conditions and events, and the nature and status thereof and (2) containing computations showing compliance with the provisions of paragraphs 7.10 and 8.5.

        (c) To the extent any Loans are outstanding, no later than 5 Business Days after the end of each month and if no Loans are outstanding, no later than the last day of each calendar quarter, a Borrowing Base Certificate showing the Borrowing Base as of the last day of the prior month.

        (d) As soon as available, but in any event not later than 10 days after the filing thereof with the Securities and Exchange Commission, a copy of each document filed with the Securities and Exchange Commission, including, without limitation, each prospectus, registration statement, semi-annual report or annual report of the Borrower and each Form ADV-Y2K of the Investment Adviser.

        (e) If at any time the Borrowing Base is less than 300% of the outstanding principal balance of the Loans, a written notice to such effect within 2 Business Days thereafter.

    7.2.  CERTIFICATES; OTHER INFORMATION.

    Furnish to the Bank:

        (a) Prompt written notice if (i) any Indebtedness of the Borrower in excess of $1,000,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any other Indebtedness (other than the Note) in excess of $1,000,000 or the holder of any such note or other Indebtedness in excess of $1,000,000 has the right to declare any such Indebtedness due and payable prior to its stated maturity as a result of such default or (iii) there shall have occurred and be continuing a Default or an Event of Default;

        (b) Prompt written notice of (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower a party to any proceeding before any Governmental Body which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Borrower by any Governmental Body, the lapse or termination of which could reasonably be expected to result in a Material Adverse Effect, (iii) any refusal by any Governmental Body or any other Person to renew or extend any such material license, permit, franchise or other authorization with respect to which such refusal could reasonably be expected to result in a Material Adverse Effect and (iv) any dispute between the Borrower and any Person, which dispute could reasonably be expected to have a Material Adverse Effect;

        (c) Promptly upon becoming available, copies of all financial statements, reports and proxy statements which the Borrower may have sent to its stockholders generally, and copies of all registration statements, prospectuses and regular, periodic or special reports, schedules and other material which the Borrower may now or hereafter be required to file with or deliver to any securities exchange;

        (d) Promptly after the execution thereof, copies of all amendments to all investment advisory contracts and contracts with any principal underwriter and any new investment advisory contracts and contracts with any principal underwriter entered into after the Effective Date;

        (e) Prompt written notice of any change in the Investment Adviser, the directors or executive officers of the Borrower from those set forth in the Prospectus or other informative report which has most recently been delivered to the Bank pursuant to paragraph 7.2(c);

        (f) To the extent the Borrower will incur any Loans hereunder in connection with a Tender Offer, prior to the incurrence of such Loan, a copy of each Tender Offer and all disclosure and other material furnished in connection therewith; and

        (g) Promptly, such other information and financial data as the Bank may reasonably request.

    7.3.  LEGAL EXISTENCE.

    Maintain its corporate existence in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

    7.4.  REGULATED INVESTMENT COMPANY.

    Maintain its qualifications as a Regulated Investment Company and, subject to the provisions of this Agreement, distribute all of its income (including net capital gain) so that it will not be subject to tax under the Code.

    7.5.  INSURANCE.

    Maintain insurance with financially sound insurance carriers which is required by applicable law including, without limitation, the 1940 Act, and file with the Bank within 10 days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the risks covered thereby, together with a certificate of the president, the executive vice president or treasurer (or such other officer acceptable to the Bank) of the Borrower certifying that in the opinion of such officer such insurance is adequate in nature and amount, complies with the obligations of the Borrower under this paragraph 7.5, and is in full force and effect.

    7.6.  PAYMENT OF INDEBTEDNESS AND PERFORMANCE OF OBLIGATIONS.

    Pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien upon Property of the Borrower other than Permitted Liens, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower, and provided further that the Borrower shall give the Bank prompt notice of any such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

    7.7.  OBSERVANCE OF LEGAL REQUIREMENTS.

    Observe and comply in all material respects with all laws (including the 1940 Act and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower, provided that the Borrower shall give the Bank prompt notice of such contest and that such reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor.

    7.8.  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS.

    Keep proper books of record and account in which complete, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its activities; and upon reasonable notice, permit representatives of the Bank to visit the offices of the Borrower, at any reasonable time during business hours and as often as may reasonably be desired, to discuss the operations, and financial condition of the Borrower with the officers thereof and with the Investment Adviser and the Accountants.

    7.9.  COMPLIANCE WITH PROSPECTUS.

    Comply at all times with the investment objectives and other requirements and restrictions set forth in the Borrower's currently effective Prospectus, a violation of which could reasonably be expected to have a Material Adverse Effect.

    7.10.  BORROWING BASE.

    Maintain at all times a Borrowing Base of not less than 300% of the outstanding principal balance of the Loans and accrued and unpaid interest thereon.

8.  NEGATIVE COVENANTS

    The Borrower hereby agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Bank, the Borrower shall not, directly or indirectly:

    8.1.  INDEBTEDNESS.

    Create, incur, assume or suffer to exist any liability for Indebtedness, except (i) Indebtedness hereunder and under the Note, (ii) Indebtedness in respect of swap, cap or other interest rate or foreign currency hedging arrangements (where used for hedging purposes), (iii) purchases of securities on short-term credit as may be necessary for the clearance of purchases and sales of portfolio securities as described in the Prospectus and (iv) overdrafts extended by the Custodian under the Custody Agreement.

    8.2.  LIENS.

    Create, incur, assume or suffer to exist any Lien upon any of its Property or assets, whether now owned or hereafter acquired, except that the Borrower (i) may make purchases of securities on short-term credit as may be necessary for the clearance of purchases and sales of portfolio securities as described in the Prospectus, (ii) Liens in respect of Indebtedness permitted under paragraph 8.1(ii), (iii) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (iv) statutory Liens arising by operation of law such as mechanics', materialmen's, carriers', and warehousemen's liens incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement of such Liens is stayed pending such contest, (v) Liens arising out of judgments or decrees which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP, provided that enforcement thereof is stayed pending such contest and (vi) Liens of the Custodian under the Custody Agreement.

    8.3.  COMPLIANCE WITH ERISA.

    Adopt any Plan or Multiemployer Plan; or become a Commonly Controlled Entity with respect to another Person; or engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan; or incur any Accumulated funding deficiency, as such term is defined in Section 412 of the Code or Section 302 of ERISA.

    8.4.  CONSOLIDATIONS, MERGERS AND SALES OF PROPERTY.

    Consolidate or merge into or with any Person, or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the Property of the Borrower, except that the Borrower may sell Property in the ordinary course of business as described in the Prospectus.

    8.5.  DIVIDENDS AND PURCHASE OF STOCK.

    Declare or pay any dividends payable in cash or otherwise or apply any of its Property to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of its share capital or other similar equity interest or warrants or other rights issued in respect thereof, except that provided that no (a) Event of Default described in subparagraphs 9.1(h) or 9.1(i), (b) Default described in subparagraphs 9.1(a) or 9.1(b), or (c) Default or Event of Default relating to subparagraph 7.10, in which the Borrowing Base is less than 200% of the outstanding principal balance of the Loans and accrued and unpaid interest thereon, in each case would exist or be continuing after giving effect thereto (i) the Borrower may make dividend payments to shareholders each monthly dividend period in an amount not in excess of its net investment income and realized capital gains not previously distributed to shareholders in accordance with the Prospectus for such period,
(ii) without duplication, may distribute each year all of its net investment income (including net realized capital gains) so that it will not be subject to tax (including corporate and/or excise taxes) under the Code; provided, that if the Borrower's net investment income (including net realized capital gains) calculated on a tax basis exceeds its net investment income calculated on a GAAP basis, the Borrower may also distribute such excess to its shareholders, and
(iii) the Borrower may repurchase shares pursuant to Tender Offers in compliance with its Articles of Incorporation and Prospectus.

    8.6.  INVESTMENT POLICIES.

    Permit to exist at any time investments other than as described in the Prospectus.

    8.7.  ARTICLES OF INCORPORATION AND BY-LAWS.

    Amend or otherwise modify its Articles of Incorporation and By-Laws in any way which would materially adversely affect the Bank under the Loan Documents.

    8.8.  FISCAL YEAR.

    Change its fiscal year.

    8.9.  CHANGE IN ACCOUNTING PRINCIPLES.

    Change or permit any change in accounting principles applied to the Borrower, except as required by GAAP.

    8.10.  SUBSIDIARIES.

    Create or acquire any Subsidiary.

    8.11.  ISSUANCE OF ADDITIONAL CAPITAL STOCK.

    Issue any additional Stock (other than common Stock).

    8.12.  MARGIN STOCK.

    Following application of the proceeds of the Loans provided for herein, permit more than 25% of the assets of the Borrower to consist of Margin Stock.

9.  DEFAULT

    9.1.  EVENTS OF DEFAULT.

    The following shall each constitute an "EVENT OF DEFAULT" hereunder:

        (a) the failure of the Borrower to make any payment of principal on any Note on the date when due and payable; or

        (b) the failure of the Borrower to make any payment of interest or any fees or expenses payable hereunder or under any other Loan Document for five or more Business Days after the same shall be due and payable; or

        (c) the use by the Borrower of the proceeds of any Loan in a manner inconsistent with or in violation of paragraph 2.11; or

        (d) the failure of the Borrower to observe or perform any covenant or agreement contained in paragraph 7.3 (solely to the extent it requires the Borrower to maintain its legal existence) or paragraph 8; or

        (e) the failure of the Borrower to observe or perform (i) the covenant contained in paragraph 7.10 and such failure shall have continued unremedied for a period of three Business Days, or (ii) any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof; or

        (f) any representation or warranty of the Borrower (or of any Authorized Signatory on its behalf) made in this Agreement or any other Loan Document or in any certificate, report or other document delivered or to be delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

        (g) obligations of the Borrower, whether as principal, guarantor, surety or other OBLIGOR, for the payment of Indebtedness in an aggregate amount in excess of $1,000,000, shall become or shall be declared to be due and payable prior to the expressed maturity or expiration thereof, or shall not be paid when due or within any grace period for the payment thereof, or the holder thereof shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

        (h) the Borrower shall (i) make an assignment for the benefit of creditors, or (ii) generally not be paying its debts as such debts become due, or (iii) admit in writing its inability to pay its debts as they become due, or (iv) file a voluntary petition in bankruptcy, or (v) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or (vi) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, or (vii) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, or (viii) file any answer (excluding motions relating to preliminary matters) admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, or (ix) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (x) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower; or

        (i) an order for relief is entered under any bankruptcy, insolvency or similar laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower under any bankruptcy, insolvency or similar law, or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, fiscal agent (or other similar official) of the Borrower or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, and any such decree or order continues unstayed and in effect for a period of 60 days; or

        (j) judgments or decrees against the Borrower aggregating in excess of $1,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days, or

        (k) the Borrower shall change the Investment Adviser.

    9.2.  CONTRACT REMEDIES.

        (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (1) if such event is an Event of Default specified in clause (i) above, the Commitment shall immediately and automatically terminate and the Loans and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Bank may, in its sole discretion, exercise any and all remedies and other rights provided pursuant to the Loan Documents, and (2) if such event is any other Event of Default, any or all of the following actions may be taken: (x) the Bank may, in its sole discretion, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate and (y) the Bank may, by written notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and in all cases the Bank may, in its sole discretion, exercise any and all remedies and other rights provided pursuant to the Loan Documents or by law. Except as otherwise provided in this paragraph 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

        (b) In the event that the Commitment shall have been terminated or the Note shall have been declared due and payable pursuant to the provisions of this paragraph 9.1, any funds received by the Bank from or on behalf of the Borrower shall be applied by the Bank in liquidation of the Loans and the obligations of the Borrower hereunder and under the Note in the following manner and order: (i) first, to reimburse the Bank for any expenses due pursuant to the provisions of paragraph 10.5; (ii) second, to the payment of accrued and unpaid Commitment Fee and all other fees, expenses and amounts due hereunder (other than principal and interest on the Note); (iii) third, to the payment of interest due on the Note; (iv) fourth, to the payment of principal outstanding on the Note; and (v) fifth, to the payment of any other amounts owing to the Bank under any of the Loan Documents. Any funds remaining after the foregoing applications shall be paid over to the Borrower or as a court may otherwise direct.

10. OTHER PROVISIONS

    10.1.  AMENDMENTS AND WAIVERS.

    The Bank and the Borrower may from time to time enter into written amendments, supplements or modifications hereof and the Bank may, in its sole discretion, execute and deliver a written instrument waiving or consenting to the departure from, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Borrower, the Bank and all future holders of the Note. In the case of any waiver, the Borrower and the Bank shall be restored to their former position and rights under the Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

    10.2.  NOTICES.

    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows, or to such other addresses as to which the Bank may be hereafter notified by the Borrower in accordance with the provisions of this paragraph 10.2:

    The Borrower:

    MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC.
    800 Scudders Mill Road
    Plainsboro, New Jersey 08536
    Attention: Portfolio Manager

    Telephone: (609) 282-2059
    Telecopy: (609) 282-2756

    with a copy to:

    MERRILL LYNCH ASSET MANAGEMENT, L.P.
    800 Scudders Mill Road
    Plainsboro, New Jersey 08536
    Attention: Patrick D. Sweeney, Esq.

    Telephone: (609) 282-3651
    Telecopy: (609) 282-3222

    The Bank:
    THE BANK OF NEW YORK
    One Wall Street
    New York, New York 10286
    Attention: Scott Buitekant
            Vice President

    Telephone: (212) 635-6958
    Telecopy: (212) 635-6348

except that any notice, request or demand by the Borrower to or upon the Bank pursuant to paragraphs 2.3, 2.4, 2.5 or 2.7 shall not be effective until received.

    10.3.  NO WAIVER; CUMULATIVE REMEDIES.

    No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    10.4.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of the Loan Documents.

    10.5.  PAYMENT OF EXPENSES AND TAXES; INDEMNIFIED LIABILITIES.

    The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether or not any Loan is made, (i) to pay or reimburse the Bank for all out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto, or waiver or consent thereunder, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of counsel, (ii) to pay or reimburse the Bank for its costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the Note and any such other documents, including, without limitation, reasonable fees and disbursements of counsel, (iii) to pay, indemnify, and hold the Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, present and future stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold the Bank and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be or become payable to any third party (including, without limitation, reasonable counsel fees and disbursements) with respect to the execution, delivery, enforcement and performance of the Loan Documents or the use of the proceeds of the Loans (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted under applicable law; provided, however, that the Borrower shall have no obligation hereunder to pay Indemnified Liabilities to any Person arising from the gross negligence or willful misconduct of such Person. The agreements in this paragraph shall survive the termination of the Commitment and the payment of the Note, and all other amounts payable hereunder.

    10.6.  SUCCESSORS AND ASSIGNS.

        (a) This Agreement and the Note shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Bank.

        (b) With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), the Bank shall have the right at any time, upon written notice to the Borrower of its intent to do so, subject to compliance with applicable securities laws, to sell, assign, transfer or negotiate all or any part of the Bank's rights (but not its obligations) with respect to the Loans, the Commitment and the Note to one or more of its Affiliates or, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), to sell, assign, transfer or negotiate all or any part of the Bank's rights and obligations with respect to its Loans, its Commitment and its Note to one or more commercial banks. Upon any such assignment, the assignee thereunder shall be a party hereto and the assignor thereunder shall be released from its obligations under this Agreement. The Borrower agrees upon written request of such assignor to execute and deliver (1) to such assignee, a Note, dated the effective date of such assignment, in an aggregate principal amount equal to the Loans assigned to, and Commitment assumed by, such assignee and (2) to such assignor, a Note, dated the effective date of such assignment, in an aggregate principal amount equal to the balance of such assignor's Loans and Commitment, if any, and such assignor shall cancel and return to the Borrower its existing Note.

        (c) The Bank may without the consent of the Borrower but subject to compliance with applicable securities laws, grant participations in all or any part of its Loans, the Note or the Commitment to the parent, any Affiliate, Subsidiary or branch of the Bank or to one or more commercial banks, provided that the Bank shall not grant more than 25 participations without the prior written consent of the Borrower and provided further that
    (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal directly with the Bank in connection with the Bank's rights and obligations under this Agreement and (iv) the rights of any holder of any such participation shall be limited to the right to consent to any action taken or omitted to be taken by the Bank under this Agreement which would (1) increase the Commitment, (2) reduce the Commitment Fee or the interest rate payable on, or increase or forgive the principal amount of the Note or (3) extend the maturity date of the Note or extend the Termination Date, or postpone the payment or scheduled due dates for payments of principal, interest and Commitment Fee. The Borrower hereby acknowledges and agrees that any such participant shall for purposes of paragraphs 2.9, 2.10, 2.12 and 2.13, be deemed to be the "Bank", provided that in no event shall the Borrower be liable for any amounts under said paragraphs in excess of the amounts for which it would be liable but for such participation.

        (d) The Bank shall not, as between and among the Borrower and the Bank, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, the Commitment or the Note, except that the Bank shall be relieved of its obligations to the extent of any sale, assignment, transfer, or negotiation of all or any part of its Loans, the Commitment or the Note pursuant to paragraph (b) above.

        (e) Notwithstanding anything to the contrary contained in this paragraph 10.6, the Bank may at any time or from time to time assign all or any portion of its rights under this Agreement with respect to its Loans and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

    10.7.  COUNTERPARTS.

    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.

    10.8.  GOVERNING LAW.

    The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

    10.9.  HEADINGS.

    Paragraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

    10.10.  SEVERABILITY.

    Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

    10.11.  INTEGRATION.

    This Agreement and the Note embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Borrower and the Bank with respect to the subject matter hereof and thereof.

    10.12.  CONSENT TO JURISDICTION.

    The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

    10.13.  NO LIMITATION ON SERVICE OR SUIT.

    Nothing contained in the Loan Documents or in any modification, waiver, consent or amendment thereto shall affect the right of the Bank to serve process in any manner permitted by law or limit the right of the Bank to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

    10.14.  WAIVER OF TRIAL BY JURY.

    THE BANK AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK, OR COUNSEL TO THE BANK, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

    10.15.  SET-OFF.

    In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under paragraphs 9.1(a) or 9.1(b), the Bank shall have the right, to the extent permitted by applicable law, without prior notice to the Borrower, any such notice being expressly waived, to the extent permitted by applicable law, by the Borrower, to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Bank, any amount owing from the Bank to the Borrower at, or at any time after, the happening of any of the above- mentioned events. To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by the Bank against the Borrower, or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance, or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

    10.16.  CONFIDENTIALITY.

    The Bank agrees that it will use its best efforts not to disclose without the prior written consent of the Borrower (other than to the directors, employees, auditors or counsel of the Bank for the sole purpose of enabling the Bank to administer the Loans hereunder) any information with respect to the Borrower which is furnished pursuant to this Agreement except that the Bank may disclose any such information (a) as has become generally available to the public other than by a breach of this paragraph 10.16, (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Body (whether in the United States or elsewhere), (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to the Bank and (d) to any prospective participant or assignee in connection with any contemplated transfer pursuant to paragraph 10.6, provided that prior to the delivery of any information to a prospective participant or assignee it shall execute an agreement with such Person containing provisions substantially identical to those contained in this paragraph 10.16.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized directors or officers, as the case may be, as of the day and year first above written.

                                          MERRILL LYNCH SENIOR FLOATING RATE
                                          FUND II, INC.

                                          By:    /S/_DONALD C. BURKE____________
                                          Name:  __Donald C. Burke______________
                                          Title:   __Treasurer__________________

                                          THE BANK OF NEW YORK

                                          By:    /s/_SCOTT H. BUITEKANT_________
                                          Name:  __Scott H. Buitekant___________
                                          Title:   __Vice President_____________

                    SENIOR FLOATING RATE FUND II--EXHIBIT A
                                  FORM OF NOTE

$25,000,000                                                     JUNE 21, 1999
                                                                NEW YORK, NEW YORK

    FOR VALUE RECEIVED, MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC., a Maryland corporation (the "BORROWER"), hereby promises to pay to the order of THE BANK OF NEW YORK (the "BANK"), at its office located at One Wall Street, New York, New York, in lawful money of the United States of America, the principal sum of $25,000,000 or such lesser unpaid principal balance as shall be outstanding hereunder, together with interest from the date hereof on the unpaid principal balance hereof, payable on the dates and at the rate or rates provided for in the Credit Agreement, dated as of June 21, 1999, by and between the Borrower and the Bank (as the same may be amended, modified or otherwise supplemented from time to time, the "AGREEMENT"). Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined. In no event shall the interest rate payable in respect hereof exceed the Highest Lawful Rate. If not sooner paid, the balance of all Loans shall be due and payable on the Termination Date.

    This Note is the Note referred to in the Agreement, and is subject to the terms and is entitled to the benefits set forth therein. The principal of this
Note is payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise provided in the Agreement, if any payment on this Note becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate or rates specified in the Agreement during such extension periods.

    The Bank is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Bank may attach hereto, (a) the date of each Loan made by the Bank to the Borrower, (b) the character thereof as a Federal Funds Advance, a Eurodollar Advance, or a combination thereof, and the amount of each thereof, (c) the interest rate (without regard to the Applicable Margin) and Interest Period applicable to each Eurodollar Advance, and (d) the date and amount of each conversion of, and each payment or prepayment of the principal of, any such Loan. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Loans made by the Bank as set forth in such schedule shall be presumed to be correct absent manifest error.

    Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived, except as specifically otherwise provided in the Agreement.

    THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, BUT INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

    This Note may only be amended by an instrument in writing executed pursuant to the provisions of paragraph 10.1 of the Agreement.

                              MERRILL LYNCH SENIOR
                          FLOATING RATE FUND II, INC.

                                          BY:    /S/_DONALD C. BURKE____________

                                          NAME: __DONALD C. BURKE_______________

                                          TITLE:  __TREASURER___________________

                                                     SCHEDULE TO NOTE

                                                  INTEREST RATE
                                                  ON EURODOLLAR
                                                      ADVANCES
                TYPE OF               AMOUNT OF       (WITHOUT     INTEREST
                ADVANCE               PRINCIPAL      REGARD TO   PERIOD (IF
           (FED FUNDS OR  AMOUNT OF   PAID OR       APPLICABLE   EURODOLLAR   NOTATION
DATE        EURODOLLAR)   ADVANCE     PREPAID          MARGIN)     ADVANCE)   MADE BY
---------  -------------  ----------  ----------  -------------  -----------  ----------

                    SENIOR FLOATING RATE FUND II--EXHIBIT B
                           FORM OF BORROWING REQUEST

                                                                           , 199

The Bank of New York
One Wall Street
New York, New York 10286

Attention: Scott Buitekant,
       Vice President

     Re: Credit Agreement, dated as of June 21, 1999, by and between Merrill
         Lynch Senior Floating Rate Fund II, Inc. (the "BORROWER") and The Bank of New York (as the same may be amended or otherwise modified from time to time, the "AGREEMENT")

    1. Capitalized terms used herein which are defined in the Agreement shall have the meanings therein defined.

    2. Pursuant to paragraph 2.3 of the Agreement, the undersigned hereby gives notice on behalf of the Borrower of the Borrower's intention to borrow $
on            , 199 , which borrowing shall consist of the following Advances:

 TYPE OF ADVANCE (EURODOLLAR OR                                          INITIAL INTEREST PERIOD FOR
     FEDERAL FUNDS ADVANCE)                     AMOUNT                       EURODOLLAR ADVANCES
---------------------------------  ---------------------------------  ---------------------------------
      ------------ Advance                  $ ------------                   ------------ months
      ------------ Advance                  $ ------------                   ------------ months
      ------------ Advance                  $ ------------                   ------------ months
      ------------ Advance                  $ ------------                   ------------ months
      ------------ Advance                  $ ------------                   ------------ months

    3. The undersigned hereby certifies on behalf of the Borrower that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loan requested hereby:

        (a) There exists and there shall exist no Default or Event of Default under the Agreement.

        (b) The representations and warranties contained in the Loan Documents are and shall be true and correct.

        (c) The Borrowing Base exceeds an amount equal to 300% of the outstanding principal balance of the Loans (after giving effect to the Loan requested hereby).

        (d) There has been no Material Adverse Change since the inception date of the Borrower.

        (e) That no portion of the proceeds of the Loan requested hereby shall be used to repay any other Loan.

    4.  The undersigned hereby certifies that he is an Authorized Signatory.

    IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed by its Authorized Signatory as of the date and year first written above.

                                          MERRILL LYNCH SENIOR FLOATING
                                           RATE FUND II, INC.

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                    SENIOR FLOATING RATE FUND II--EXHIBIT C
                       FORM OF BORROWING BASE CERTIFICATE

    I,                 , do hereby certify that I am the             of Merrill
Lynch Senior Floating Rate Fund II, Inc., a Maryland corporation (the "BORROWER"), and that, as such, I am duly authorized to execute and deliver this Borrowing Base Certificate on the Borrower's behalf pursuant to paragraphs 6.3 and 7.1(c) of the Credit Agreement, dated as of June 21, 1999, by and between the Borrower and The Bank of New York (as the same may be amended or otherwise modified from time to time, the "AGREEMENT"). Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

    I hereby certify on behalf of the Borrower that:

        1.  The Borrowing Base as of the date hereof is $       , computed as
    shown on Schedule 1.

        2. The Borrowing Base exceeds an amount equal to 300% of the outstanding principal balance of the Loans (after giving effect to any Loans to be made on the date hereof).

        3.  There exists no Default or Event of Default.

        4. There has occurred no Material Adverse Change since the inception date of the Borrower.

    IN WITNESS WHEREOF, I have executed this Borrowing Base Certificate on this
day of            , 199 .

                                          ______________________________________
                                          Authorized Signatory

Schedule 1 to the Borrowing Base
Certificate dated  / /

                         COMPUTATION OF BORROWING BASE

1.         Net Asset Value                                          $

2.         Indebtedness under the Agreement                         $

3.         Sum of Items 1 and 2                                     $

4.         Non-Performing Assets                                    $

5.         Borrowing Base (Item 3 minus Item 4)                     $

                   SENIOR FLOATING RATE FUND II -- EXHIBIT E
                          FORM OF NOTICE OF CONVERSION

                                                                           , 199

The Bank of New York
One Wall Street
New York, New York 10286

Attention: Scott Buitekant,
       Vice President

    Reference is made to the Credit Agreement, dated as of June 21, 1999, by and between Merrill Lynch Senior Floating Rate Fund II, Inc., a Maryland corporation (the "Borrower") and The Bank of New York (as the same may be amended, modified or otherwise supplemented from time to time, the "Agreement"). Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

    1. Pursuant to paragraph 2.7 of the Agreement, the Borrower hereby gives notice of its intention to convert Advances, as set forth below:

           (a) on                , to convert $           in principal amount of
       presently outstanding Eurodollar Advances having an Interest Period that
       expires on                to Federal Funds Advances;

           (b) on                , to convert $           in principal amount of
       presently outstanding Eurodollar Advances having an Interest Period that
       expires on                to new Eurodollar Advances that have an initial
       Interest Period of   months; and

           (c) on                , to convert $          in principal amount of
       presently outstanding Federal Funds Advances to Eurodollar Advances that
       have an initial Interest Period of   months.

    2. The Borrower hereby certifies that, on the date hereof and on each Conversion Date set forth above (after giving effect to the conversion requested hereby), there exists and there shall exist no Default.

    IN WITNESS WHEREOF, the undersigned has caused this Notice of Conversion to be duly executed on its behalf as of the date and year first written above.

                                          MERRILL LYNCH SENIOR FLOATING RATE
                                          FUND II, INC.

                                          By:    _______________________________
                                          Name: ________________________________
                                          Title:  ______________________________

                   SENIOR FLOATING RATE FUND II -- EXHIBIT F
              FORM OF CERTIFICATE REGARDING AUTHORIZED SIGNATORIES

    I,                          , do hereby certify that I am a director of
Merrill Lynch Senior Floating Rate Fund II, Inc., a Maryland corporation (the "BORROWER"), and I hereby certify that each of the individuals set forth below has been designated by the Borrower as an Authorized Signatory as defined in the Credit Agreement, dated as of June 21, 1999, between the Borrower and The Bank of New York (as from time to time amended, the "AGREEMENT") and the signature of each such individual is his or her signature. The Bank of New York may rely on the identity and authority of each such individual until it receives written notice from an Authorized Signatory of the Borrower to the contrary.

             NAME                   SPECIMEN SIGNATURE
------------------------------  --------------------------

         ------------           ------------
         ------------           ------------
         ------------           ------------
         ------------           ------------
         ------------           ------------

    IN WITNESS WHEREOF, I have executed this Certificate on this     day of
      , 1999.

                                          --------------------------------------

                                          Director